FOR IMMEDIATE RELEASE
May 4, 2018

Genesis Energy, L.P. Reports First Quarter 2018 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
We generated the following financial results for the first quarter of 20181:

•	Net Income Attributable to Genesis Energy, L.P. of $8.0 million for the first quarter of 2018 compared to $27.1 million for the same period in 2017.

•
Cash Flows from Operating Activities of $86.3 million for the first quarter of 2018 compared to $61.0 million for the same period in 2017, an increase of $25.3 million, or 41%, principally due to an increase in cash flows from operations reflecting a full quarter of our Alkali business, the ramp up from our recent strategic investments, and a decrease in components of working capital.

•
Available Cash before Reserves of $101.6 million for the first quarter of 2018 compared to $92.0 million for the same period in 2017, an increase of $9.6 million, or 10%. Available Cash before Reserves provided 1.6X coverage for the quarterly distribution of $0.52 per common unit attributable to the first quarter. We will pay distributions on our convertible preferred units in the form of 500,976 additional convertible preferred units.

•
Adjusted EBITDA of $162.2 million for the first quarter of 2018 compared to $131.4 million for the same period in 2016, an increase of $30.8 million, or 23.4%. Our bank leverage ratio, calculated consistent with our credit agreement, is 5.45X as of March 31, 2018. These amounts are calculated and further discussed later in this press release.

Grant Sims, CEO of Genesis Energy, said, “We are pleased to announce that we remain on track with our previously announced guidance for visible, achievable long term distribution growth and a clear path forward to deleveraging. In spite of the ninety day quarter and certain operational hurdles that we expect to be resolved in coming quarters, our businesses delivered financial results that provided a 1.6X coverage of our sequentially increased quarterly distribution, attributable to Available Cash before Reserves coming in at the high end of our targeted range of 1.4X to 1.6X.
Our recently acquired soda ash operations have continued to exceed expectations and remain on track to meet or exceed previously discussed guidance. Our refinery service business also continues to benefit from many of the macro factors and worldwide GDP growth positively affecting soda ash.
Our offshore results were essentially flat to slightly up sequentially, when taking into account the number of days in the respective quarters. Turnarounds and certain delays beyond our control in achieving producer provided forecasts were the main drivers in slightly underperforming our internal expectations. Although we have been told to expect certain other extended producer turnarounds in the second quarter, we continue to believe the overwhelming majority of physical underperformance in any particular quarter is mechanically driven and not related to reservoir or reserves in place issues. In fact, we remain encouraged by the amount of continuing investment and producer activity in the deepwater Gulf of Mexico. We agree with the EIA’s forecast of increasing production from an already record year in 2017, and we are very pleased with the current and future potential of our critical and strategic asset base in the deepwater, where break-even development prices have reportedly been driven to $35-$45 a barrel.
Volumes in our onshore pipelines increased from the year earlier quarter, although they were down from the fourth quarter of 2017 primarily as a result of upstream or downstream operations beyond our control. A downstream pipeline in Texas, owned and operated by our primary customer, is operating at significantly reduced rates while certain integrity enhancement operations are undertaken by it. We would expect those to be completed or resolved by sometime in the third quarter and, accordingly, would expect to see volumes resume ramping up thereafter. Volumes in Louisiana, on a sequential basis, were negatively affected by certain turnaround activities at the host refinery and challenging operating conditions on railroads on which our customer ships. We nonetheless continue to expect increasing volumes as we progress through 2018. Volumes in Wyoming increased from the

1 We have recast our prior period non-GAAP measures to conform to our revised approach to defining and presenting such measures, which we adopted in the fourth quarter of 2017. For additional information, please refer to the section entitled “Non-GAAP Measures,” below.

fourth quarter of 2017, reflecting ramp-up activity by producers in the Powder River Basin. Our historic crude lease purchasing business remains challenging, losing $1.4 million in the quarter versus contributing an average of $1.2 million per quarter in 2017. It is not, and never has been, a large portion of our business, but we will evaluate and take steps to get it to at least a break even proposition.
Margin in our marine segment actually increased slightly on a sequential basis, even with the short quarter and after taking into account the re-pricing to current spot rates for one of our blue water barges as our last legacy term contract rolled off, amounting to an approximately $1.2 million negative impact sequentially. While we are reasonably hopeful we have now put in a bottom, we have no expectations of the fundamentals for marine transportation showing any significant improvement through at least the next several years.
In summary, given our recent and continuing actions to increase liquidity and strengthen our balance sheet, the integration and financial contribution of the soda ash business, the continued expected ramp up of volumes and contribution from our recent organic capital program, and the expected performance from our legacy businesses, we believe we are well positioned to continue to deliver long term value to all of our stakeholders without ever losing our commitment to safe, reliable and responsible operations."
Financial Results
Segment Margin
On September 1, 2017, we acquired our trona and trona-based exploring, mining, processing, producing, marketing and selling business, which we refer to as our Alkali business, for approximately $1.325 billion. At the closing, we entered into a transition service agreement to facilitate a smooth transition of operations and uninterrupted services for both employees and customers. We report the results of our Alkali business in our renamed sodium and sulfur services segment, which includes our Alkali business as well as our sulfur removal refinery services operations, which remove sulfur from gas streams for refineries.
Variances between the first quarter of 2018 (the “2018 Quarter”) and the first quarter of 2017 (the “2017 Quarter”) in these components are explained below.
Segment margin results for the 2018 Quarter and 2017 Quarter were as follows:

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Offshore pipeline transportation	$73,173	$87,089
Sodium minerals and sulfur services	64,391	17,496
Onshore facilities and transportation	21,689	21,097
Marine transportation	10,987	12,963
Total Segment Margin	$170,240	$138,645

Offshore pipeline transportation Segment Margin for the 2018 Quarter decreased $13.9 million, or 16.0%, from the 2017 Quarter. The 2018 Quarter was negatively impacted by unanticipated downtime at several major fields affecting certain of our deepwater Gulf of Mexico customers and, thus, certain of our key crude oil and natural gas assets, including our Poseidon and CHOPS pipelines and certain associated laterals which we own as evidenced by lower volumes in the 2018 Quarter compared to the 2017 Quarter. While such downtime was temporary, we expect additional downtime related to maintenance involving certain customers' fields during the second quarter of 2018. Additionally, the first three months during 2017 included contributions from certain gas pipeline and platform assets that we sold during the second quarter of 2017.

Sodium minerals and sulfur services Segment Margin for the 2018 Quarter increased $46.9 million, or 268.0%. The contributions from our Alkali business have exceeded our expectations and we expect continued strong performance throughout the rest of 2018 as we continue to remain the global leader in natural soda ash production. Our legacy refinery services results also continue to benefit from many of the macro factors and worldwide GDP growth positively affecting soda ash.
Onshore facilities and transportation Segment Margin increased by $0.6 million, or 2.8%, between the two quarters. Volumes in our onshore pipelines, specifically Louisiana and Texas, while up from the year earlier quarter, were down sequentially primarily as a result of upstream or downstream operations beyond our control. We expect these issues to be resolved in the near future and expect increasing volumes as we progress through 2018. Volumes in Wyoming increased on a sequential basis reflecting ramping activity by producers in the Powder River Basin. Our historic crude lease purchasing business, never a significant contributor to our overall business, remains challenging, losing $1.4 million in the quarter versus contributing an average of $1.2 million per quarter in 2017.
Marine transportation Segment Margin for the 2018 Quarter decreased $2.0 million, or 15.2%, from the 2017 Quarter. The decrease in Segment Margin is primarily due to our offshore barge fleet, as certain of our longer term contracts have ended and have been replaced with short-term spot service. In addition, we have experienced lower day rates on our inland fleet due to weaker demand.

Other Components of Net Income
In the 2018 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $8.0 million compared to $27.1 million in the 2017 Quarter. The 2018 Quarter was negatively impacted by a $3.3 million loss recognized on the redemption of the remaining balance of our 2021 Notes, a $1.9 million charge relating to the quarterly re-measurement of the derivative features included in our convertible preferred units, an increase in interest expense and depreciation expense of $19.4 million and $19.1 million, respectively, principally related to the acquisition of our Alkali business, and an increase in general and administrative expenses of $1.7 million related primarily to our overall transition and integration of our Alkali business. These items were partially offset by our $31.6 million increase in segment margin as discussed above.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Friday, May 4, 2018, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2018	2017
REVENUES	$725,808	$415,491

COSTS AND EXPENSES:
Costs of sales and operating expenses	579,798	296,806
General and administrative expenses	11,674	9,976
Depreciation and amortization	75,255	56,112
OPERATING INCOME	59,081	52,597
Equity in earnings of equity investees	10,572	11,335
Interest expense	(56,136)	(36,739)
Other expense	(5,244)	—
INCOME BEFORE INCOME TAXES	8,273	27,193
Income tax expense	(375)	(255)
NET INCOME	7,898	26,938
Net loss attributable to noncontrolling interests	136	152
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$8,034	$27,090
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(16,888)	—
NET INCOME(LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(8,854)	$27,090
NET INCOME(LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.07)	$0.23
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	118,388

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2018	2017
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	199,721	238,111
Poseidon (1)	238,693	260,307
Odyssey (1)	109,365	114,617
GOPL	9,756	9,474
Offshore crude oil pipelines total	557,535	622,509

Natural gas transportation volumes (MMbtus/d) (1)	464,757	571,023

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	37,214	34,529
Soda Ash volumes (short tons sold)	917,000	—
NaOH (caustic soda) volumes (dry short tons sold) (2)	30,260	16,407

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	29,526	7,914
Jay	16,911	15,305
Mississippi	7,613	8,818
Louisiana (3)	115,188	82,632
Wyoming	31,189	16,546
Onshore crude oil pipelines total	200,427	131,215

Free State- CO2 Pipeline (Mcf/day)	96,709	90,942

Crude oil and petroleum products sales (barrels/day)	52,376	47,065

Rail load/unload volumes (barrels/day) (4)	52,681	53,573

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	92.2%	90.1%
Offshore Fleet Utilization Percentage (5)	94.7%	96.5%

(1) Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2) Caustic soda sales volumes for the 2018 Quarter also include volumes sold from our new Alkali business.
(3) Total daily volume for the three months ended March 31, 2018 includes 33,153 barrels per day of crude oil transported by our new Raceland Pipeline which became fully operational in the second quarter of 2017.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.
(5) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$16,092	$9,041
Accounts receivable - trade, net	419,903	495,449
Inventories	95,667	88,653
Other current assets	48,432	42,890
Total current assets	580,094	636,033
Fixed assets and mineral leaseholds, net	5,413,988	5,430,535
Investment in direct financing leases, net	123,270	125,283
Equity investees	372,493	381,550
Intangible assets, net	178,755	182,406
Goodwill	325,046	325,046
Other assets, net	116,190	56,628
Total assets	$7,109,836	$7,137,481
LIABILITIES AND CAPITAL
Accounts payable - trade	$263,527	$270,855
Accrued liabilities	152,163	185,409
Total current liabilities	415,690	456,264
Senior secured credit facility	1,279,000	1,099,200
Senior unsecured notes, net of debt issuance costs	2,456,749	2,598,918
Deferred tax liabilities	12,138	11,913
Other long-term liabilities	290,401	256,571
Total liabilities	4,453,978	4,422,866
Mezzanine capital:
Class A convertible preferred units	712,687	697,151
Partners' capital:
Common unitholders	1,951,590	2,026,147
Accumulated other comprehensive loss	(604)	(604)
Noncontrolling interests	(7,815)	(8,079)
Total partners' capital	1,943,171	2,017,464
Total liabilities, mezzanine capital and partners' capital	$7,109,836	$7,137,481

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2018	2017
Net Income Attributable to Genesis Energy, L.P.	$8,034	$27,090
Corporate general and administrative expenses	10,460	8,327
Depreciation, depletion, amortization and accretion	78,008	58,395
Interest expense, net	56,136	36,739
Tax expense	375	255
Equity compensation adjustments	(76)	(205)
Provision for leased items no longer in use	186	—
Plus (minus) Select Items, net	17,117	8,044
Segment Margin (1)	$170,240	$138,645
(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$8,034	$27,090
Interest expense, net	56,136	36,739
Income Tax expense	375	255
Depreciation, depletion, amortization, and accretion	78,008	58,395
EBITDA	142,553	122,479
Plus (minus) Select Items, net	19,597	8,883
Adjusted EBITDA, net	162,150	131,362
Maintenance capital utilized(1)	(4,300)	(2,775)
Interest expense, net	(56,136)	(36,739)
Cash tax expense	(150)	(50)
Other	6	234
Available Cash before Reserves	$101,570	$92,032

(1)
Maintenance capital expenditures in the 2018 Quarter and 2017 Quarter were $10.0 million and $8.7 million, respectively. This increase principally is a result of expenditures associated with our Alkali business.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities	$86,328	$61,040
Interest Expense, net	56,136	36,739
Amortization of debt issuance costs and discount	(4,161)	(2,582)
Effects of available cash from equity method investees not included in operating cash flows	9,277	9,083
Net effect of changes in components of operating assets and liabilities	3,782	29,068
Non-cash effect of equity based compensation expense	(20)	(1,144)
Expenses related to acquiring or constructing growth capital assets	1,687	587
Differences in timing of cash receipts for certain contractual arrangements (1)	(3,331)	(2,681)
Loss on debt extinguishment	3,339	—
Other items, net	9,113	1,252
Adjusted EBITDA	$162,150	$131,362
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

	March 31, 2018
Senior secured credit facility	$1,279,000
Senior unsecured notes	2,456,749
Less: Outstanding inventory financing sublimit borrowings	(40,500)
Less: Cash and cash equivalents	(16,092)
Adjusted Debt (1)	$3,679,157

	Pro Forma LTM
	March 31, 2018
Consolidated EBITDA (per our senior secured credit facility) (2)	$589,355
Acquisitions, material projects and other Consolidated EBITDA adjustments (3)	85,094
Adjusted Consolidated EBITDA (per our senior secured credit facility) (4)	$674,449

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.45	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

(3) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

(4) Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
In the fourth quarter of 2017, we revised portions of the format and definitions relating to our presentation of non-GAAP financial measures. Amounts attributable to prior periods have been recast.

AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense and cash tax expense.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended March 31,
		2018	2017
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements[1]	$(3,331)	$(2,681)
	Adjustment regarding direct financing leases[2]	1,839	1,667
	Certain non-cash items:
	Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	2,181	(959)
	Loss on debt extinguishment	3,339	—
	Adjustment regarding equity investees[3]	9,057	9,290
	Other	4,032	727
	Sub-total Select Items, net[4] (Segment Margin)	17,117	8,044
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs[5]	1,687	587
	Equity compensation adjustments	(156)	(281)
	Other	949	533
	Total Select Items, net[6]	$19,597	$8,883
(1) Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2) Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases.
(3) Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(4) Represents all Select Items applicable to Segment Margin.
(5) Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in advance of acquisition.
(6) Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516